LOAN AGREEMENT

Dated as of November 21, 2012

Between

NETREIT HIGHLAND LLC, NETREIT JOSHUA LLC, NETREIT SUNRISE LLC, collectively, as Borrower

and

BARCLAYS BANK PLC, as Lender

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 21, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among BARCLAYS BANK PLC, a public company registered in England and Wales having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and/or assigns, “Lender”) and by NETREIT HIGHLAND LLC, NETREIT JOSHUA LLC and NETREIT SUNRISE LLC, each a Delaware limited liability company, having its principal place of business at 1282 Pacific Oaks Place, Escondido, CA 92092 (individually and collectively as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.	Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively, the Lockbox Account, the Tax Account, the Insurance Premium Account, the Required Repair Account, the Replacement Reserve Account, the Debt Service Account, the Cash Management Account, the Operating Expense Account, the Excess Cash Reserve Account or any other escrow accounts or reserve accounts established by the Loan Documents.

 “Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.  Such term shall include Guarantor unless otherwise specified or if the context may otherwise require.

 “Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule I attached hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean an amount equal to five percent (5%) of the outstanding principal balance of the Loan.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property prepared by Borrower for the applicable Fiscal Year or other period.

Applicable Contribution” shall have the meaning set forth in Section 9.6(f) hereof.

“Applicable Interest Rate” shall mean 4.70% per annum.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

 “Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(e) hereof.

 “Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following:  (i) Borrower files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (ii) any Borrower Party files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (iv) any Borrower Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of any Individual Property; (v) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) the substantive consolidation of any Restricted Party with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws; (vii) any Restricted Party contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws; and (viii) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Borrower or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Barclays” shall have the meaning set forth in Section 9.2(b) hereof.

“Barclays Group” shall have the meaning set forth in Section 9.2(b) hereof.

 “Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period:  (i) Taxes and (ii) Insurance Premiums.

“Benefit Amount” shall have the meaning set forth in Section 9.6(d) hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Borrower Party” shall mean each of Borrower and Guarantor.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.

“Cash Management Account” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Cash Sweep Period” shall mean shall mean (A) a period commencing upon the earliest of (i) the occurrence of an Event of Default, or (ii) the Debt Service Coverage Ratio being less than 1.20 to 1.00 for two (2) consecutive calendar quarters, and (B) expiring upon (w) with regard to a Cash Sweep Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, or (x) with regard to a Cash Sweep Period commenced in connection with clause (ii) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00 for two (2) consecutive calendar quarters.  Notwithstanding the foregoing, a Cash Sweep Period shall not be deemed to expire in the event that a Cash Sweep Period then exists for any other reason.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Properties, the Accounts, the Reserve Funds, the Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal Property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instruments, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contribution” shall have the meaning set forth in Section 9.6(a) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, applicable to such Person and relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

 “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document, including, without limitation, all Reserve Fund Deposits.

“Debt Service” shall mean, with respect to any particular period of time, interest and principal payments due under the Note or, in the event only a portion of the Loan is the subject of a Defeasance Event, the Undefeased Note, for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1(b)(ii)(C) hereof.

“Debt Service Coverage Ratio” shall mean as of the date of calculation, a ratio calculated by Lender in which:

(a)           the numerator is the Net Operating Income for the twelve (12) full calendar month period preceding the date of calculation as set forth in the financial statements required hereunder; and

(b)           the denominator is the aggregate amount of Debt Service which would be due and payable under the Note for such twelve (12) full calendar month period.

Lender’s calculation of the Debt Service Coverage Ratio shall be conclusive absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.

 “Defeasance Collateral” shall have the meaning set forth in Section 2.4.1(b) hereof

“Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the sum of the remaining principal amount of the Note or the Defeased Note (as applicable), the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of Defeasance Collateral necessary to meet the Scheduled Defeasance Payments (including, if the Defeasance Date shall occur on a date that is not a Payment Date, the amount of interest that would have accrued on the outstanding principal amount of the Loan (or such portion of the Loan in the case of a Defeasance Event for a portion of the outstanding principal balance of the Loan) through the end of the Interest Accrual Period during which the Defeasance Date occurs) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, as applicable, or otherwise required to accomplish the agreements of Section 2.4 and Section 2.5 hereof.

“Defeasance Event” shall have the meaning set forth in Section 2.4.1(a) hereof.

“Defeased Note” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

 “Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” shall have the meaning set forth in Section 4.1.45 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any present and future federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, relating to the protection of human health or the environment, Hazardous Materials, liability for, or costs of, other actual or threatened danger to human health or the environment.   The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any State or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act;

the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  The term “Environmental Law” also includes, but is not limited to, any present and future federal, State and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of any Individual Property; requiring notification or disclosure of Releases of Hazardous Materials or other environmental condition of any Individual Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to any Individual Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of any Individual Property.

 “Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.40 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 3.1(b)(ii)(H) hereof.

“Excess Cash Reserve Fund” shall have the meaning set forth in Section 7.6.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Executive Order” shall have the meaning set forth in the definition of Prohibited Persons.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i) is not set forth on the Approved Annual Budget approved by Lender, (ii) is not an Operating Expense that has been approved by Lender, and (iii) is not subject to payment by withdrawals from the Required Repair Account or the Replacement Reserve Account.  Borrower shall deliver promptly to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Flood Insurance Policy” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Funding Borrower” shall have the meaning set forth in Section 9.6(c) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Governmental Plan” shall mean a “governmental plan” as defined in Section 3(32) of ERISA.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP derived from the ownership and operation of the Properties from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, interest on credit accounts, security deposits, utility and other similar deposits, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds.  Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in an Individual Property or any part thereof.

“Guarantor” shall mean NetREIT, Inc., a Maryland corporation, and any other entity guaranteeing any payment or performance obligation of Borrower.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Mold, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instrument with respect to each Individual Property.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Individual Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and the Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property,” and known as the “Highland Property,” the “Joshua Property” and the “Sunrise Property.”

“Insurance Premium Account” shall have the meaning set forth in Section 3.1(b)(ii)(B) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Accrual Period” shall mean shall mean the period beginning on (and including) the eleventh (11th) day of each calendar month during the term of the Loan and ending on (and including) the tenth (10th) day of the following calendar month.

“Investor” shall have the meaning set forth in Section 5.1.10(h) hereof.

“Lease Termination Payments” shall mean all payments made to Borrower in connection with any termination, cancellation, surrender, sale or other disposition of any Lease.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender 80% Determination” means a determination by Lender that, based on a current or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method permitted pursuant to a REMIC Trust, the aggregate fair market value of the Properties securing the Debt at the time of such determination is at least 80% of the amount of the Debt (including any accrued and unpaid interest) at the time of such determination.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.23 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 4.1.36(cc) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

 “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreements and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Lockbox Agreement” shall mean, with respect to each Individual Property, that certain Restricted Account Agreement to be entered into, among Lender, Borrower and Lockbox Bank.

“Lockbox Bank” shall mean Wells Fargo Bank, N.A., provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s prior written consent.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to the Properties, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean an entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.

“Maturity Date” shall mean December 6, 2022, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 4.1.36(cc) hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 9.5 hereof.

“Mezzanine Loan” shall have the meaning set forth in Section 9.5 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 9.5 hereof.

“Mortgage Loan” shall have the meaning set forth in Section 9.5 hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 ($25,000.00), or such lesser amount remaining in the applicable Reserve Account.

“Mold” shall mean fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Mold is living.

“Monthly Debt Service Payment Amount” shall mean for the Payment Date occurring in January 2013, and for each Payment Date occurring thereafter, a constant monthly payment amount of $42,787.62.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Operating Expense Amount” shall mean, for any month during a Cash Sweep Period, the applicable amount set forth on the Approved Annual Budget.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean, with respect to any Individual Property, an amount equal to (a) the gross sales price and all other consideration from whatever source derived from the sale of such Individual Property less (b) the reasonable, demonstrable, out of pocket, third party, customary closing costs (excluding (i) prepaid brokerage commissions funded from the proceeds of the Loan and (ii) costs associated with qualifying hereunder for the applicable release of the Lien of the applicable Loan Documents) actually incurred by Borrower in connection with such sale (provided that the closing costs referenced in the foregoing subsection (b) shall not, in the aggregate, exceed six percent (6%) of the gross sales price for such Individual Property).

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.7(b) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the original principal amount of EIGHT MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($8,250,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“OFAC” shall have the meaning set forth in Section 4.1.42 hereof.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

 “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Open Date” shall have the meaning set forth in Section 2.3.1 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, Property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Expense Account” shall have the meaning set forth in Section 3.7 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 4.1.42 hereof.

“Payment Date” shall mean the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

“Permitted Defeasance Date” shall mean the date that is the earlier of (a) four (4) years from the Closing Date or (b) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; provided that, none of which items (a) through (d), individually or in the aggregate, materially interferes with the value, current use or operation of any Individual Property or the security intended to be provided by the Security Instruments or with the current ability of the Properties to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay and perform the Obligations under the Loan Documents when they become due.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)           obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)           federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)           debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)           units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)           any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender, which report shall, among other things, (a) confirm that such Individual Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Individual Property.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA, subject to Title I of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of Section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of 29 C.F.R. Section 2510.3-101 or similar law.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Principal” shall have the meaning set forth in Section 4.1.36 hereof, together with its successors and assigns.

“Prohibited Governmental Transactions” shall mean transactions by or with Borrower that are subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect.

“Prohibited Person” shall mean any Person:

(a)           listed in the Annex to, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 130199 and 13224 and all modifications thereto or thereof (collectively, the “Executive Order”);

(b)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)           with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)           who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/downloads/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)           who is an Affiliate of or affiliated with a Person listed above.

“Prohibited Transaction” shall mean any transaction which could cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Security Instruments or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent that the same is encumbered by the Security Instrument and has not been released therefrom pursuant to the terms hereof.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Provided Information” shall have the meaning set forth in Section 9.1(b)(ii) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified Manager” shall mean a Person approved by Lender in writing (which such consent may be conditioned upon Lender's receipt of confirmation from the applicable Rating Agencies that the management of the applicable Individual Property or the Properties by such Person will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof).

“Rating Agencies” shall mean including, but not limited to, S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating organization, as identified by the Securities and Exchange Commission to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Securitization.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“Reimbursement Borrower” shall have the meaning set forth in Section 9.6(c) hereof.

“Release” shall mean, with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Property” shall have the meaning set forth in Section 2.5.2(j) hereof.

“Release Price” shall mean, with respect to any Individual Property, an amount equal to the greater of (a) 120% of the Allocated Loan Amount with respect to such Individual Property and (b) the Net Sales Proceeds applicable to such Individual Property.

 “Remediation” shall mean but shall not be limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials; any actions to prevent, cure or mitigate any Release of any Materials; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials or to anything referred to herein.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rent Roll” means a statement from Borrower substantially in the form attached hereto as Schedule II detailing the names of all tenants of each Individual Property, the portion of each Individual Property occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, the beginning date and expiration date of each Lease, whether any tenant is in default under its Lease (and detailing the nature of such default), and any other information as is reasonably required by Lender, all certified by a Responsible Officer to be true, correct and complete.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after a Securitization, Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; and for which (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 3.1(b)(ii)(D) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 3.1(b)(ii)(E) hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Excess Cash Reserve Fund or any other escrow or reserve fund established by the Loan Documents.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or such other authorized representative of such Person.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

“Restoration Threshold” shall mean an amount equal to five percent (5%) of the outstanding principal amount of the Loan.

“Restricted Party” shall mean Borrower, Principal, Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Principal, Guarantor, any Affiliated Manager or any non-member manager.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Second Level SPE” shall have the meaning set forth in Section 9.5(b) hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Agreement” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

 “Security Deposits” shall have the meaning set forth in Section 5.1.17(e) hereof.

“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Fee” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Member” shall have the meaning set forth in Section 4.1.36(cc) hereof.

 “State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.4.2 hereof.

 “Survey” shall mean, with respect to an Individual Property, a survey prepared by a surveyor licensed in the State where such Individual Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax Account” shall have the meaning set forth in Section 3.1(b)(ii)(A) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if such Individual Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by a title insurance company satisfactory to Lender with respect to such Individual Property and insuring the Lien of such related Security Instrument subject only to Permitted Encumbrances, with endorsements thereto as to such matters as Lender may designate.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.11(a) hereof.

“Triggering Event” shall mean (A) a period commencing upon the earliest of (i) the occurrence of an Event of Default and (ii) the Debt Service Coverage Ratio being less than 1.20 to 1.00; and (B) expiring upon (y) with regard to any Triggering Event commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default and (z) with regard to any Triggering Event commenced in connection with clause (ii) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00.  Notwithstanding the foregoing, a Triggering Event shall not be deemed to expire in the event that a Triggering Event then exists for any other reason.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the related Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

 “Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of the Undefeased Note (as applicable) will be sufficient to purchase Defeasance Collateral providing the required Scheduled Defeasance Payments.  Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

Section 1.2.	Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1.	Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Security Instruments and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instruments, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, or (e) fund any working capital requirements of the Properties.  The balance, if any, shall be distributed to Borrower.

Section 2.2.	Interest; Loan Payments; Late Payment Charge.

2.2.1 Payments.

(a) Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the Payment Date

occurring in January 2013, and on each Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal.  The Monthly Debt Service Payment Amount required hereunder is based upon a thirty (30) year amortization schedule. Interest on the outstanding principal amount of the Loan for the period through and including December 10, 2012, shall be paid by Borrower to Lender on the Closing Date.

(b) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

(c) Interest on the outstanding principal balance of the Loan shall accrue from the date hereof at the Applicable Interest Rate.

2.2.2 Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3 Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.2.4 Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal.  Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due).  To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instruments.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.  The acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default.  Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening and during the continuance of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

2.2.5 Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by Applicable Law.

2.2.6 Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Indemnified Taxes.

(a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below.  If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b) In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes.  Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 2.3.	Prepayments.

2.3.1 Voluntary Prepayments.

Except as otherwise expressly provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  On the Payment September 6, 2022 (the “Open Date”), or on any Payment Date thereafter, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Loan in whole, but not in part, without payment of the Yield Maintenance Premium, provided, Borrower simultaneously pays to Lender all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment.

2.3.2 Mandatory Prepayments.

On each date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of an Individual Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.  Provided that on the date of the related Casualty or Condemnation no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2.

2.3.3 Prepayments After Default.

If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.3.1 hereof and Borrower shall pay, in addition to the Debt, (i) an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid and (ii) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment.

2.3.4 Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.

2.3.5 Application of Principal Prepayments.

All prepayments received pursuant to this Section 2.3 shall be applied to the payments of principal due under the Loan in the inverse order of maturity, except for prepayments received by Lender pursuant to Section 2.3.3 hereof, which prepayments may be applied by Lender in the order and manner determined by Lender in its sole and absolute discretion.

Section 2.4.	Defeasance.

2.4.1 Voluntary Defeasance.

(a)           Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)           Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the date (the “Defeasance Date”) on which the Defeasance Event will occur and the principal amount of the Loan to be defeased;

(ii)           Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date;

(iii)           Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents;

(iv)           Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v)           In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes for the Note, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to the Open Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the original Note and a maturity date equal to the Maturity Date (the “Undefeased Note”).  The Defeased Note and the Undefeased Note shall have identical terms as the original Note except for the principal balance. A Defeased Note cannot be the subject of any further Defeasance Event. The  Undefeased Note may be the subject of a further Defeasance Event in accordance with the terms and provisions of this Section 2.4 (the term “Note”, as used in this clause (v) for such purpose, being deemed to refer to the Undefeased Note that is the subject of further defeasance), provided, however, that no such partial defeasance shall take place unless the conditions outlined in Section 2.5 are satisfied;

(vi)           Borrower shall execute and deliver a security agreement, in a form and substance that would be reasonably satisfactory to a prudent institutional lender, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.4 (the “Security Agreement”);

(vii)           Borrower shall deliver an opinion of counsel for Borrower in a form and substance that would be reasonably satisfactory to a prudent institutional lender stating, among other things, that Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event and that no federal income tax will be imposed on the REMIC Trust as a result of such Defeasance Event;

(viii)           Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such defeasance and release will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities.  If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

(ix)           Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

(x)           Borrower shall deliver a certificate of an Approved Accountant certifying that the Defeasance Collateral purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)           Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii)           Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including, without limitation, (A) any costs and expenses associated with a release of the Lien of the applicable Security Instrument as provided in Section 2.5 hereof, (B) Lender’s attorneys’ fees and expenses, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the creation of the Defeased Note and the Undefeased Note, as applicable, or otherwise required to accomplish the defeasance and (E) the costs and expenses incurred by Servicer and any trustee, including attorneys’ fees.

(b)           In connection with a Defeasance Event, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations (the “Defeasance Collateral”), which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Defeasance Date and up to and including the Open Date (assuming the Note, or the Defeased Note, in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, is prepaid in full as of such Open Date and including the outstanding principal balance and accrued interest on the Loan (or such portion of the Loan in the case of a Defeasance Event of a portion of the outstanding principal balance of the Loan in accordance with the terms and conditions of this Section 2.4) as of such Open Date), and all payments required after the Defeasance Date, if any, under the Loan Documents (the “Scheduled Defeasance Payments”).  Each of the U.S. Obligations that are part of the Defeasance Collateral shall be duly indorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent institutional lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note or the Defeased Note (as applicable).  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by this Section 2.4 and satisfy Borrower’s other obligations under this Section 2.4 and Section 2.5 hereof shall be remitted to Borrower.

2.4.2 Successor Borrower.

In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note (as applicable) together with the pledged Defeasance Collateral to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated to survive.  Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note (as applicable) in accordance with this Section 2.4.2, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses, incurred in connection therewith.

Section 2.5.	Release of Property.

Except as set forth in Section 2.4 hereof and this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Security Instrument on any Individual Property.

2.5.1 Release of the Properties.

(a)           After the Permitted Defeasance Date, if Borrower has elected to defease the Loan and all the applicable requirements of Section 2.4 hereof and this Section 2.5 have been satisfied, all of the Properties shall be released from the Lien of their respective Security Instruments and the U.S. Obligations pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b)           In connection with the release of the Security Instruments, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender.  Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement.

2.5.2 Release of an Individual Property.

After the Permitted Defeasance Date, if Borrower has elected to defease a portion of the Loan and the applicable requirements of Section 2.4 hereof and this Section 2.5 have been satisfied, and provided that no Event of Default shall then exist, Borrower may obtain the release of an Individual Property (other than the Sunrise Property) from the Lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)           The amount of the outstanding principal balance of the Loan to be defeased in accordance with Section 2.4 hereof shall equal or exceed the Release Price for the applicable Individual Property, and such defeasance shall be deemed a voluntary defeasance for all purposes hereunder;

(b)           Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property;

(c)           Borrower shall defease the portion of the Note equal to the Release Price of the Individual Property being released (together with all accrued and unpaid interest on the principal amount being defeased) in accordance with the terms and conditions of Sections 2.4.1 and 2.4.2 hereof;

(d)           Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender.  Such release shall be in a form appropriate in each State in which the Individual Property is located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(e)           As of the date of Borrower’s notice to Lender pursuant to Section 2.5.2(b) hereof and as of the date of the consummation of such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be greater than the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, and (ii) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property;

(f)           As of the date of Borrower’s notice to Lender pursuant to Section 2.5.2(b) hereof and as of the date of the consummation of such release, Lender shall have determined that the Loan to Value Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to the lesser of (i) the Loan to Value Ratio immediately preceding the Closing Date, and (ii) the Loan to Value Ratio for all of the then remaining Properties (including the Individual Property to be released) immediately preceding the release of the Individual Property;

(g)           Lender shall have received evidence that the Individual Property to be released shall be conveyed to a Person other than Borrower or Principal;

(h)           Either (i) a Lender 80% Determination in connection with such release shall have been made at Borrower’s expense or (ii) Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the release and that no federal income tax will be imposed on the REMIC Trust as a result of the proposed release.  In connection with such opinion, any determination of the fair market value of the Properties required by the provisions regarding REMIC Trusts shall be made by Lender based on an appraisal or other commercially reasonable valuation method selected by Lender;

(i)           Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith; and

(j)           Immediately following such release, the Allocated Loan Amount of the Individual Property released (the “Release Property”) shall be reduced to zero and the Allocated Loan Amounts of the Individual Properties remaining subject to the Lien of a Security Instruments immediately following such release shall be reduced pro rata by the difference between the Release Price of the Release Property and the original Allocated Loan Amount of the Release Property.

2.5.3 Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument on each Individual Property not theretofore released and remit any remaining Reserve Funds to or at the direction of Borrower.

III. CASH MANAGEMENT

Section 3.1.	Establishment of Accounts.

(a) Within two weeks of Closing, Borrower shall establish, and hereby covenants to maintain, an account (the “Lockbox Account”) with Lockbox Bank with respect to each Individual Property acceptable to Lender in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all Gross Income from Operations, all forfeited Security Deposits and all other revenue of any kind from such Individual Property received by Borrower or Manager.

(b) Lender, on Borrower’s behalf, shall, simultaneously herewith (i) establish an account with the Cash Management Bank (the “Cash Management Account”) in the name of Borrower for the sole and exclusive benefit of Lender (and Borrower shall also to the extent required by Lender, and promptly upon Lender’s request, execute the agreement referred to below in clause (ii) of this Section 3.1(b)), into which Borrower shall deposit or cause to be deposited (x) the Initial Deposits, in accordance with Section 3.6 hereof, and (y) all sums on deposit in the Lockbox Account, subject to and in accordance with Sections 3.2 and 3.7 hereof, and (ii) execute an agreement with the Cash Management Bank providing, among other things, for the control of the Cash Management Bank by Lender and establishing the following Accounts (which may be book entry sub-accounts) into which all amounts in the Lockbox Account, all Gross Income from Operations, all forfeited Security Deposits and all other revenue of any kind from the Property received by Borrower or Manager, as applicable, shall, subject to Sections 3.2 and 3.7 hereof, be deposited or allocated to:

(A) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit (the “Tax Account”);

(B) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Insurance Premium Deposit (the “Insurance Premium Account”);

(C) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(D) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Replacement Reserve Monthly Deposit (the “Replacement Reserve Account”);

(E) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Required Repair Fund (the “Required Repair Account”);

(F) An account with Cash Management Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Operating Expense Amount (the “Operating Expense Account”); and

(G) An account with Cash Management Bank which Borrower shall deposit, or cause to be deposited the Excess Cash Reserve Fund (the “Excess Cash Reserve Account”).

Section 3.2.	Deposits into Lockbox Account.

Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all Gross Income from Operations, all forfeited Security Deposits and all other revenue of any kind from each Individual Property received by Borrower or Manager into the applicable Lockbox Account no later than one (1) Business Day after receipt; (ii) Borrower shall send a notice, substantially in the form of Exhibit A, to all tenants now or hereafter occupying space at each Individual Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and all other sums due under the Lease to which they are a party directly into the applicable Lockbox Account; (iii) other than the Accounts, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Properties are deposited; and (iv) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Properties.  Until deposited into the applicable Lockbox Account, any Gross Income from Operations, forfeited Security Deposits and other revenue of any kind from the Properties received by Borrower or Manager shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or Property of Borrower or Manager.  Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.

Section 3.3.	Account Name.

(a) The Accounts shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in the Accounts for federal and applicable state and local tax purposes.

(b) In the event Lender enters into a Secondary Market Transaction, the title of each Account shall, at Lender’s request, be modified to change the name of the applicable Account to reflect the name of the transferee or assignee of the Loan or at the option of Lender, the title of each Account shall, at Lender’s request, be modified to change the name of the applicable Account to substitute the name of the Servicer as agent for Lender in place and stead of Lender.  Borrower shall cooperate with Lender in changing the name of the applicable Account as set forth in this Section 3.3(b).

Section 3.4.	Eligible Accounts.

Borrower shall maintain each Account as an Eligible Account.

Section 3.5.	Permitted Investments.

Borrower hereby irrevocably directs Lender to invest sums on deposit in any Account other than the Lockbox Accounts or Cash Management Account may be invested in Permitted Investments provided (i) such investments are then regularly offered by Cash Management Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing.  All income earned from Permitted Investments shall be the property of Borrower.  Borrower hereby irrevocably authorizes and directs Cash Management Bank, to hold any income earned from Permitted Investments as part of the Accounts.  Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments.  No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.5.  Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the Accounts.

Section 3.6.	The Initial Deposits.

Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each of Accounts and Borrower shall deposit the respective Initial Deposits (or hereby authorizes Lender to fund the Initial Deposits from the proceeds of the Loan) into each Account on the Closing Date.

Section 3.7.	Transfer To and Disbursements from the Cash Management Account.

(a) Each Lockbox Agreement shall provide that, among other things, Borrower, or Lender on behalf of Borrower, shall direct the Lockbox Bank to transfer, on each Business Day, all funds on deposit in the Lockbox Account to the Cash Management Account.

(b)  Provided no Event of Default is then continuing, Lender shall direct Cash Management Bank to withdraw all funds on deposit in the Cash Management Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the immediately preceding Business Day), and shall disburse such funds in the following order of priority:

(i) First, funds sufficient to pay the Monthly Tax Deposit shall be deposited in the Tax Account;

(ii) Second, funds sufficient to pay the Monthly Insurance Premium Deposit shall be deposited in the Insurance Premium Account;

(iii) Third, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account;

(iv) Fourth, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account;

(v) Fifth, funds sufficient to pay any interest accruing at the Default Rate, and late payment charges, if any, shall be deposited in the Debt Service Account;

(vi) Sixth, to the payment of Cash Management Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

(vii) Seventh, to the payment of the Servicing Fee (if such Servicing Fee is due);

(viii) Eighth, during a Cash Sweep Period, to the payment of the Monthly Operating Expense Amount; and

(ix) Eighth, all amounts remaining in the Cash Management Account after deposits pursuant to clauses (i) through (viii) above for the current month and all prior months shall be disbursed either (a) during the continuance of a Cash Sweep Period, to the Excess Cash Reserve Account or (b) to such account as shall be specified by Borrower in writing to Lender and Cash Management Bank.

Section 3.8.	Withdrawals From the Tax Account and the Insurance Premium Account.

Lender shall have the right to withdraw funds on deposit in the Tax Account and Lender shall use such funds to pay all Taxes.  Lender shall have the right to withdraw funds on deposit in the Insurance Premium Account to pay Insurance Premiums.  The Cash Management Bank shall disburse funds on deposit in the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following the Cash Management Bank’s receipt of such written request.

Section 3.9.	Withdrawals from the Required Repair Account.

Lender shall disburse funds on deposit in the Required Repair Account in accordance with the provisions of Section 7.1.2 hereof.

Section 3.10.	Withdrawals from the Replacement Reserve Account.

Lender shall disburse funds on deposit in the Replacement Reserve Account in accordance with the provisions of Section 7.3.2 hereof.

Section 3.11.	Withdrawals from the Debt Service Account.

Lender shall have the right to withdraw funds on deposit in the Debt Service Account to pay the Monthly Debt Service Payment Amount on or after the date when due, together with any late payment charges or interest accruing at the Default Rate.

Section 3.12.	Withdrawals from the Excess Cash Reserve Account and the Operating Expense Account.

Lender shall have the right to withdraw funds from the Excess Cash Reserve Account in accordance with Section 7.6 hereof.  Provided no Event of Default exists, Lender shall disburse funds in the Operating Expense Account in accordance with Section 7.4 hereof.

Section 3.13.	Sole Dominion and Control.

Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Lockbox Account Bank and Cash Management Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender.

Section 3.14.	Security Interest.

Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.15.	Rights on Default.

Notwithstanding anything to the contrary in this Article 3, upon the occurrence and during the continuance of an Event of Default, Lender shall notify Lockbox Bank and Cash Management Bank in writing of such Event of Default and, without notice from Lockbox Bank, Cash Management Bank or Lender, (a) Borrower shall have no rights in respect of (including, without limitation, the right to instruct Lockbox Bank or Cash Management Bank to transfer from) the Accounts, (b) Lender may direct Cash Management Bank to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Cash Management Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instruments, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instruments, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

Section 3.16.	Financing Statement; Further Assurances.

Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s first priority security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Cash Management Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

Section 3.17.	Borrower’s Obligation Not Affected.

The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.18.	Payments Received Under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Escrow Fund, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Bank established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1.	Borrower Representations.

Borrower represents and warrants to Lender as of the Closing Date that:

4.1.1 Organization.

Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Properties and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Properties, its businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Properties and to transact the businesses in which it is now engaged.  Attached hereto as Schedule III is true, correct and complete organizational chart of Borrower which identifies all direct and indirect beneficial owners of Borrower.

4.1.2 Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except that certain provisions in such Loan Documents may be further limited or rendered unenforceable by Applicable Law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with Lender’s realization of the principal benefits and/or security provided thereby.

4.1.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the Properties or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational document, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s Property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Properties or any of Borrower’s other assets, or any license or other approval required to operate the Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4 Litigation.

There are no actions, suits or proceedings at law or in equity, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, filed or threatened against or affecting Borrower, Guarantor, or any Individual Property, which actions, suits or proceedings, arbitrations or governmental investigations, if determined against Borrower, Guarantor, or any Individual Property, would reasonably be expected to materially and adversely affect (a) title to any Individual Property, (b) the validity or enforceability of the Security Instruments, (c) Borrower’s ability to perform under the Loan Documents, (d) Guarantor’s ability to perform under the Loan Documents to which it is a party, (e) the use, operation or value of any Individual Property, (f) the principal benefit of the security intended to be provided by the Loan Documents, or (g) the current ability of the Properties to generate net cash flow sufficient to service the Loan.

4.1.5 Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Property, or Borrower’s business, Properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any of the Properties are bound.  Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of any Individual Property and (b) obligations under the Loan Documents.

4.1.6 Title.

Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of each Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a legal, valid and enforceable perfected first priority lien on each Individual Property, subject only to the Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances.  There are no mechanics’ liens, materialmen’s liens or other encumbrances affecting any Individual Property, and no rights exist which under law could give rise to any such claims for payment of work, labor or materials which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.  The Assignments of Leases are freely assignable without the consent of Borrower and, when properly recorded in the appropriate records, will create a perfected first priority security interest in and to, and perfected collateral assignment of, all Leases and Rents, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances.

4.1.7 Permitted Encumbrances.

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instruments, the Note and the other Loan Documents, materially and adversely affects the value or marketability of any Individual Property, impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay the Obligations as and when required under the Loan Documents.

4.1.8 Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against any Borrower Party in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  No Borrower Party is contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any other Borrower Party.

4.1.9 Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.10 No Plan Assets.

(a)           (i) Borrower is not a Plan, (ii) none of the assets of Borrower constitutes or will constitute Plan Assets and (iii) Borrower is not engaging in any Prohibited Transaction.

(b)           (i) Borrower is not a Governmental Plan and (ii) no transactions by or with Borrower are Prohibited Governmental Transactions.

4.1.11 Compliance.

Borrower and the Properties and the occupancy, use and operation thereof comply with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes and all covenants and restrictions.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.12 Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Guarantor, and the Properties (i) are true, complete and correct, (ii) accurately represent the financial condition of Borrower, Guarantor, and the Properties, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as a storage center except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.13 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.14 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.15 Utilities and Public Access.

Each Individual Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of each Individual Property.  All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting each Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving each Individual Property and such easements are set forth in and insured by the Title Insurance Policies.  All roads necessary for the use of each Individual Property for its respective current purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.16 Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.17 Separate Lots.

Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.18 Assessments.

There are no taxes, pending or proposed special or other governmental assessments for public improvements or other outstanding governmental charges (including, without limitation, water and sewage charges) otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.19 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto including, without limitation, any offset, defense, counterclaim or right based on fraud by Lender in connection with the origination of the Loan.

4.1.20 No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.21 Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.22 Use of Property.

Each Individual Property is used exclusively for self-storage units and other appurtenant and related uses.

4.1.23 Certificate of Occupancy; Licenses.

All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property by Borrower as a self-storage facility (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture.  Borrower shall keep and maintain all Licenses necessary for the operation of the each Individual Property for the foregoing use.  The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.24 Flood Zone.

None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect with respect to each such Individual Property.

4.1.25 Physical Condition.

Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good repair and condition, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.  Each Individual Property is free from damage covered by fire or other casualty.  All liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

4.1.26 Boundaries.

All of the Improvements which were included in determining the appraised value of the each Individual Property lie wholly within the boundaries and building restriction lines of the such Individual Property, and no improvements on adjoining Properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements.

4.1.27 Leases.

(a) The Properties are not subject to any Leases other than the Leases described on the Rent Roll attached as Schedule II hereto.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect and, there are no defaults by Borrower or any tenant under any Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease.  No Rent has been paid more than one (1) month in advance of its due date.  There are no offsets or defenses to the payment of any portion of the Rents.  All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.  Except as described on Schedule II, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises.  No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  No tenant under any Lease has any right or option for additional space in the Improvements.  No Hazardous Materials have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the Environmental Reports.

4.1.28 Title and Survey.

(a) Borrower’s title insurance policies are in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder.  Neither Borrower, nor to Borrower’s knowledge, any other holder of the Loan, has done, by act or omission, anything that would materially impair the coverage under Borrower’s title insurance policies.  Borrower’s title insurance policies contain no exclusion for, or affirmatively insures (except if an Individual Property is located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the Surveys is the same as the property legally described in the Security Instruments and (b) to the extent that any Individual Property consists of two or more adjoining parcels, such parcels are contiguous.

(b) The Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.29 Loan to Value.

The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the aggregate fair market value of the Properties.

4.1.30 Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid or will be paid at or prior to the filing or recordation of the Security Instruments or any other Loan Document.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or will be paid at or prior to the filing or recordation of the Security Instruments or any other Loan Document.

4.1.31 Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity.

No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at any Individual Property.

4.1.33 No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or information described in this Section 4.1.33 or any representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower is organized under the laws of the State of Delaware and the organizational identification numbers for each Borrower are as follows:  (i) NetREIT Highland LLC – DE5231266, (ii) NetREIT Joshua LLC – DE5231268, (iii) NetREIT Sunrise LLC - DE5231269.

4.1.36 Single Purpose Entity.

Borrower covenants and agrees that its organizational documents shall provide that Borrower has not since the date of its formation, and shall not, and that the organizational documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, such general partner(s) or managing member(s), “Principal”) shall provide that it has not since the date of its formation and shall not:

(a) with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Properties, and entering into the Loan, and activities incidental thereto and with respect to Principal, if any, engage in any business or activity other than the ownership of its equity interest in Borrower, and activities incidental thereto;

(b) with respect to Borrower, acquire or own any material assets other than (i) the  Properties, and (ii) such incidental Personal Property as may be necessary for the operation of the Properties, as the case may be and with respect to Principal, acquire or own any material asset other than its equity interest in Borrower;

(c) merge into or consolidate with any Person or, to the fullest extent permitted by law, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d) (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Properties are located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s organizational documents, as the case may be, or of Principal’s organizational documents, as the case may be, whichever is applicable;

(e) other than Principal’s equity ownership interest in Borrower, own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f) commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g) with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for trade payables in the ordinary course of its business of owning and operating the Properties, as applicable, provided that such debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) does not exceed, in the aggregate, two percent (2%) of the outstanding principal balance of the Note and (iv) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

(h) to the extent the Properties produces sufficient revenue, become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(i) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates, provided that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(j) enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or any member, general partner, principal or Affiliate thereof;

(k) to the fullest extent permitted by law, seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m) guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person other than with respect to the Loan;

(n) make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof;

(o) fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q) to the extent the Property produces sufficient revenue, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(r) share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;

(s) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t) pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;

(u) fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v) fail to provide in its organizational documents that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of general partners/managing members/directors;

(w) fail to hold its assets in its own name;

(x) if Borrower or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;

(y) have any of its obligations guaranteed by an Affiliate except Guarantor  in connection with the Loan;

(z) Intentionally omitted;

(aa) Intentionally omitted;

(bb) Intentionally omitted;

(cc) in the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.36, fail to have a limited liability company agreement of Borrower (the “LLC Agreement”) which provides that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the Member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person designated in the operating agreement shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law.  The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower.  In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.  The LLC Agreement shall further provide that upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution.  The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

4.1.37 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.38 Taxes.

Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.39 Forfeiture.

Neither Borrower nor any other Person in occupancy of or involved with the operation or use of any of the Properties has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any of the Properties or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.40 Environmental Representations and Warranties.

Borrower represents and warrants, except as disclosed in the written reports resulting from the environmental site assessments of the Properties delivered to and approved by Lender prior to the Closing Date (the “Environmental Report”) of the Properties and information that Borrower knows or should reasonably have known that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) in a manner that does not result in the contamination of the applicable Individual Property or in a material adverse effect on the value, use or operations of the applicable Individual Property, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require Remediation by a Governmental Authority in, on, under or from any of the Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Properties; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Properties except as described in the Environmental Reports; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to Hazardous Materials in, on, under or from any of the Properties; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from any of the Properties known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Properties and/or to the environmental condition of the Properties.

4.1.41 Taxpayer Identification Number.

The United States taxpayer identification numbers for each Borrower are as follows: (i) for NetREIT Sunrise LLC – 46-1258934, (ii) NetREIT Joshua LLC – 46-1261755, and (iii) NetREIT Highland LLC – 90-0902126.

4.1.42 OFAC.

Borrower represents and warrants that each Borrower Party and their respective Affiliates and any Person that to Borrower’s knowledge has an economic interest in any Borrower Party is (i) not a Prohibited Person; (ii) in full compliance with the requirements of the Patriot Act and all other applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” Person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act.  Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.  All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section.

4.1.43 Intentionally Omitted.

4.1.44 Deposit Accounts.

(a) This Agreement and the Lockbox Agreements create valid and continuing security interests (as defined in the UCC) in the Lockbox Accounts and the Cash Management Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower.

(b) Each Lockbox Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Lockbox Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Lockbox Account and during the continuance of any Cash Sweep Period, no Account Collateral shall be released to Borrower or Manager from the Lockbox Account.

(c) Each Account other than the Lockbox Accounts is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Lockbox Accounts, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as expressly provided in this Agreement, no Account Collateral shall be released to Borrower from such Account, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to each Account other than the Lockbox Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank);

(d) Borrower owns and has good and marketable title to the Lockbox Accounts and the Cash Management Account free and clear of any Lien or claim of any Person (other than that of Lender);

(e) Borrower has delivered to Lender fully executed agreements pursuant to which Lockbox Bank and Cash Management Bank (if having been requested to do so by Lender pursuant to Section 3.1(b) hereof) have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(f) Other than the security interest granted to Lender pursuant to this Agreement and the Lockbox Agreements, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Lockbox Accounts or the Cash Management Account; and

(g) The Lockbox Accounts and the Cash Management Account are not in the name of any Person other than Borrower for the benefit of Lender.  Borrower has not consented to Lockbox Bank or Cash Management Bank complying with instructions of any Person other than Lender.

4.1.45 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute Property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Borrower Party (whether directly or indirectly) is prohibited by Applicable Law or the Loan made by the Lender is in violation of Applicable Law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.  Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

4.1.46 Third Party Representations.

Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct.

4.1.47 Insolvency Opinion Assumptions.

All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

Section 4.2.	Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1.	Affirmative Covenants.

From the date hereof and until payment and performance in full of the Obligations or the earlier release of the Liens of the Security Instruments encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Properties, and comply with all Legal Requirements applicable to it and the Properties.  There shall never be committed by Borrower, nor shall Borrower permit, allow or cause any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its Properties used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments.  Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

5.1.2 Taxes and Other Charges.

Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable.  Borrower shall furnish to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent.  Except for Liens that are being contested in accordance with the provisions of this Section 5.1.2, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties.  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the entitlement of such claimants is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument being primed by any related Lien.

5.1.3 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Guarantor, or any Individual Property which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the use, value or operation of any Individual Property.

5.1.4 Access to Property.

Subject to the rights of tenants under the Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default.

5.1.6 Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8 Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and

(c) do and execute all and such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time.

5.1.9 Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instruments and/or upon the execution and delivery of the Note.

5.1.10 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof.  After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary for the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender) covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower.  Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year; (ii) a certificate executed by a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon and has been prepared in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender); (iii) an unqualified opinion of an Approved Accountant; (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements; (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis; (vi) a schedule audited by such Approved Accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such Approved Accountant; and (vii) an unaudited Rent Roll.  Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties (subject to normal year-end adjustments): (i) a Rent Roll for the subject quarter accompanied by an Officer’s Certificate with respect thereto; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter accompanied by an Officer’s Certificate with respect thereto; and (iv) a Net Cash Flow Schedule.  In addition, such Officer’s Certificate shall also be accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower stating that the representations and warranties of Borrower set forth in Section 4.1.36 are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d) [intentionally omitted].

(e) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget for each Individual Property not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form and substance satisfactory to Lender, and shall be subject to Lender’s written consent (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender.

(g) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a CD-Rom, and (iii) in electronic form and prepared using a Microsoft Word or Excel (which files may be prepared using a spreadsheet program and saved as word processing files).

(h) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Guarantor, and the Properties, whether furnished by Borrower, Guarantor, or otherwise, as Lender determines necessary or desirable.  Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

(i) Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable Legal Requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)) within the timeframes necessary, advisable or appropriate in order to comply with such Legal Requirements.

5.1.11 Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties.  Borrower will remain in good standing under the laws of each jurisdiction as and to the extent required for the ownership, maintenance, management and operation of the Properties.

5.1.12 Costs of Enforcement.

In the event (a) that any Security Instrument encumbering any Individual Property is foreclosed in whole or in part or that any such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any Borrower Party or an assignment by Borrower or Borrower Party for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13 Estoppel Statement.

           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.1.14 Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.15 Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.16 Confirmation of Representations.

Borrower shall deliver, in connection with any Secondary Market Transaction, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the closing of such Securitization.

5.1.17 Leasing Matters.

(a) With respect to each Individual Property:  All Leases shall (i) be on the form of lease provided by Borrower to Lender in connection with the closing of the Loan without material modification, (ii) provide for rental rates and terms comparable to existing local market rates and terms and shall be arm’s-length transactions with bona fide, independent third party tenants, and (iii) provide that they are subordinate to the Mortgage and that the tenant agrees to attorn to Lender. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior written consent of Lender.  Borrower shall furnish to Lender  executed copies of all Leases promptly following request by Lender.

(b) Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall enforce all of the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed, short of termination thereof; provided, however, a Lease may be terminated in the event of a default by the tenant thereunder; (iii) shall not collect any of the Rents more than one (1) month in advance with respect to Leases comprising more than 10% of the total monthly rental revenue from all such Leases as set forth on the rent roll; (iv) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; and (v) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the use, value or operation of the applicable Individual Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any lease subordination agreement binding upon Lender with respect to such Lease.  Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written consent of Lender, at Borrower’s expense.  At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17(c) together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(d) [Intentionally omitted].

(e) Borrower shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Borrower, in accordance with the terms of the respective Lease and Applicable Law, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.

5.1.18 Management Agreement.

(a) The Improvements on the Properties are operated under the terms and conditions of the Management Agreement.  In no event shall the management fees under the Management Agreement exceed five percent (5%) of the Gross Income from Operations.  Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Borrower to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice by Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice.  Borrower shall not surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing.  Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement, in any respect, and any such surrender of the Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior written consent of Lender shall be void and of no force and effect.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default.  Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action.  If the Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.  Borrower shall not, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender.  Borrower shall, from time to time, obtain from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender.  Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.  Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instruments and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Without limitation of the foregoing, Borrower, upon the request of Lender, shall terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the Loan: (a) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, (c) there exists a default by Manager under the Management Agreement or (d) the Debt Service Coverage Ratio is less than 1.20 to 1.0.  At such time as the Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from the Properties; (iii) there shall be no Hazardous Materials in, on, or under any of the Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the applicable Individual Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate Remediation of any Hazardous Materials in, on, under or from any Individual Property; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any tenant or other user of any of the Properties to violate any Environmental Law; and (ix) Borrower shall promptly notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Properties; (C) any actual or pending Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to any of the Properties; and (E) any material written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

(b) Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Individual Property at all reasonable times to assess any and all aspects of the environmental condition of any Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Borrower shall cooperate with and provide access to Lender and any such Person or entity designated by Lender.

5.1.20 Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the use, value or operation of the related Individual Property or the Net Operating Income.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the use, value or operation of the related Individual Property or the Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed in accordance with the terms hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) alterations performed in connection with the Restoration of the related Individual Property in accordance with the terms and provisions of this Agreement.  If the total unpaid amounts with respect to any alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) at the related Individual Property shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) Cash, (B) U.S. Obligations, or (C) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such alterations to the Improvements on the related Individual Property other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the related Individual Property to the extent necessary to prevent any material adverse effect on the value of the related Individual Property.

5.1.21 Intentionally Omitted.

5.1.22 OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor and each of their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.23 [Intentionally omitted].

5.1.24 Single Purpose Entity Compliance.

Borrower covenants and agrees that within ten (10) Business Days of each anniversary of the Closing Date, upon notice from Lender, Borrower shall deliver to Lender an Officer’s Certificate stating that the representations and warranties of Borrower and Principal, as applicable, set forth in Section 4.1.36 of this Agreement are true and correct as of the date of the Officer’s Certificate.

Section 5.2.	Negative Covenants.

From the date hereof until payment and performance in full of all of the Obligations or the earlier release of the Liens of the Security Instruments encumbering the Properties in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for the Permitted Encumbrances.

5.2.2 Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the Properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.

5.2.3 Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Properties (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5 Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6 No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real Property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal Property shall be assessed or levied or charged to such Individual Property.

5.2.7 Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or  principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice.  Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.35, without, in each case, the consent of Lender.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization.

5.2.8 ERISA.

(a) During the term of the Loan or of any obligation or right hereunder, Borrower shall not engage in any Prohibited Transaction or Prohibited Governmental Transaction subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar law.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain a Plan or Governmental Plan, (B) Borrower is not engaging in a Prohibited Transaction or any Prohibited Governmental Transactions; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

5.2.9 Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Principal or any of the partners or members of Borrower or Principal except in the ordinary course of business and on terms which are fully disclosed to Lender in advance in writing and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.  Lender acknowledges that Manager is an Affiliate of Borrower.

5.2.10 Transfers.

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof or a release of an Individual Property in accordance with the provisions of Section 2.5 hereof without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.  The consent of Lender or the Rating Agencies’, as applicable, pursuant to this Section 5.2.10, may be conditioned on, among other things: (i) the identity, experience, financial condition, creditworthiness, single purpose nature and bankruptcy remoteness of the Borrower, the proposed transferee, and any replacement guarantors and indemnitors being reasonably satisfactory to Lender and the Rating Agencies, as applicable, and (ii) counsel to the proposed transferee and replacement guarantors and indemnitors delivering to Lender and the Rating Agencies opinion letters relating to such transfer (including tax and bankruptcy opinions) in form and substance satisfactory to Lender and the Rating Agencies.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof; or (viii) the issuance or creation of any preferred equity interests directly or indirectly in Borrower.

(c) Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers, so long as no Event of Default is then continuing, shall be permitted and shall not be deemed to be a Transfer: (i) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the equity interests in a Restricted Party other than Borrower; provided, however, no such transfers shall result in the change of voting control in such Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer and (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party other than Borrower; provided, however, no such transfers shall result in the change of voting control in such Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer.

(d) Notwithstanding anything to the contrary contained in this Section 5.2.10, at all times, NetREIT, Inc. must continue to control Borrower and own, directly or indirectly, at least a 51% interest in Borrower.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.  Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, and (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number.

5.2.11 Transfer and Assumption.

Notwithstanding anything to the contrary contained in Section 5.2.10 hereof, after two (2) years following the date hereof, Lender shall not unreasonably withhold its consent to a one-time sale, assignment, or other transfer of all of the Properties provided that (i) Lender receives at least sixty (60) days prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such transaction and (c) upon the satisfaction of the following conditions precedent:

(a) The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties), financial condition, creditworthiness (including, without limitation, no pending regulatory action or litigation and no existing defaults under any other permitted indebtedness), single purpose nature and bankruptcy remoteness of the transferee (“Transferee”) shall be satisfactory to Lender;

(b) The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties), financial condition and creditworthiness (including, without limitation, no history of any bankruptcy or similar proceeding within the preceding ten (10) years) of the sponsor(s) or principals(s) of Transferee and of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, shall be satisfactory to Lender;

(c) The organizational documents of the Transferee and its sponsor(s) or principal(s) shall be in form and substance satisfactory to Lender;

(d) Borrower or Transferee shall pay any and all costs incurred in connection with the transfer (including, without limitation, Lender’s attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), it being acknowledged and agree that Borrower shall have this obligation if the transaction is not consummated;

(e) The Transferee shall comply with all of the requirements of Section 4.1.36 hereof;

(f) Transferee shall not be an Affiliate of either Borrower or Guarantor;

(g) Transferee shall assume all of the obligations of Borrower under the Note, the Security Instruments, this Agreement and the other Loan Documents, and the sponsor(s) or principal(s) of Transferee and any other party approved by Lender as set forth in this Section 5.2.11 of Transferee (or an Affiliate or principal thereof acceptable to Lender in all respects) shall assume all of the obligations of Guarantor under the Guaranty and the Environmental Indemnity, in each case, in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(h) The Properties shall be managed by a Qualified Manager following such transfer;

(i) If a Securitization has occurred, Transferee shall deliver to Lender written confirmation from the Rating Agency that the transfer and the assumption by Transferee shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities;

(j) Transferee shall deliver an endorsement to the existing Title Insurance Policies insuring the Security Instruments as modified by the assumption agreement, as a valid first lien on the Properties and naming Transferee as owner of the Properties, which endorsement shall insure that as of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policies; and

(k) Borrower shall pay to Lender an assumption fee equal to one percent (1.0%) of the outstanding principal balance of the Loan for such assumption of the Loan; and

(l) Transferee shall deliver to Lender an opinion of counsel from an independent law firm with respect to the substantive non-consolidation of Transferee and its constituent entities (partners, members or shareholders), which law firm and which opinion shall be satisfactory to (i) Lender, if a Securitization has not occurred, or (ii) Lender and the Rating Agencies, if a Securitization has occurred.

VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1.	Insurance.

(a) Borrower shall obtain and maintain, or cause to be obtained and maintained, Policies for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance, including the peril of wind (named storms) on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $10,000; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses.  The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this subsection;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instruments to the extent the same is available;

(iii) of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Sections 6.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from each Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from each Individual Property and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the Obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(a)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy each Individual Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State in which each Individual Property is located, and employer’s liability insurance with a limit of at least $2,000,000.00 per accident and per disease per employee, and $2,000,000.00 for disease aggregate in respect of any work or operations on or about each Individual Property, or in connection with such Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial Property insurance policy required under Section 6.1(a)(i);

(vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under a Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies (or such higher amount as Lender may require in its sole discretion) and (B) coverage under a supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Individual Property, is not less than the Allocated Loan Amount for such Individual Property;

(viii) earthquake, and, if required by Lender, sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of each Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix) umbrella liability insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof;

(x) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(xi) such other insurance and in such amounts or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Individual Property located in or around the region in which each Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which each Individual Property is located and approved by Lender.  The insurance companies must have a claims paying ability/financial strength rating of “A” (or its equivalent) or better by at least two (2) Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”).  No Policy shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism (including bio-terrorism) or similar acts of sabotage.  Borrower will be required to maintain insurance against terrorism, terrorist acts (including bio-terrorism) or similar acts of sabotage with amounts, terms and coverage consistent with those required under Sections 6.1(a)(i) and (iii) hereof.  Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower.  In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.1(a).  Without limitation of any provision hereof, (1) Lender’s consent required hereunder with respect to any umbrella or blanket Policy shall include the schedule of locations and values with respect to the same and (2) any umbrella or blanket Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 6.1(a).  Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of damage to any Individual Property, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice to Lender and any other party named therein as an insured;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of any of the Security Instruments, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2.	Casualty.

If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3.	Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4 hereof.  If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4.	Restoration.

The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions is met:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Leases shall continue to operate their respective space at such Individual Property after the completion of the Restoration;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) six (6) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 6.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) such time as may be required under Applicable Law, in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or Condemnation or (5) the expiration of the insurance coverage referred to in Section 6.1(a)(iii) hereof;

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(H) Lender shall be satisfied that the Debt Service Coverage Ratio after the completion of the Restoration shall be equal to or greater than 1.20 to 1.00;

(I) such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Individual Property or the related Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(K) the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and

(L) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Individual Property or any portion thereof for business with the public.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy for the related Individual Property.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the related Individual Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.  If Lender shall receive and retain Net Proceeds, the Lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d) (a)           Notwithstanding anything to the contrary set forth in this Agreement, with respect to a Casualty or a Condemnation, for so long as the Loan or any portion thereof is included in a Securitization, if the loan to value ratio (such value to be determined by the Lender in its sole discretion based on a commercially reasonable valuation method using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after such Condemnation or Casualty, as the case may be, and prior to any Restoration (but taking into account any planned Restoration of the Property as if such planned Restoration were completed) is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee shall be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such Securitization will not fail to meet applicable federal income tax qualification requirements or subject such Securitization to tax; provided, however, that if the immediately preceding provisions are no longer applicable under legal requirements relating to a REMIC Trust, Borrower shall comply with all legal requirements relating to a Casualty or Condemnation then in effect.

VII. RESERVE FUNDS

Section 7.1.	Required Repair Funds.

7.1.1 Deposits to Required Repair Fund.

On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on Schedule IV hereto to perform the Required Repairs for such Individual Property.  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof, and shall hereinafter be referred to as the “Required Repair Fund.”  Borrower shall perform the repairs at the Properties, as more particularly set forth on Schedule IV hereto (such repairs hereinafter referred to as “Required Repairs”) on or before the required deadline for each repair as set forth on Schedule IV.  It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at each Individual Property by the required deadline for each repair as set forth on Schedule IV, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof.  Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.2 Release of Required Repair Funds.

Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and be continuing, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to the best of Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount equal to or greater than the Minimum Disbursement Amount (or a lesser amount if the total amount in the Required Repair Account is less than Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).  Lender shall not be obligated to make disbursements from the Required Repair Account with respect to an Individual Property in excess of the amount allocated for such Individual Property as set forth on Schedule IV hereof.  Upon Borrower’s completion of all Required Repairs with respect to an Individual Property to the satisfaction of Lender (provided Borrower has supplied Lender with evidence satisfactory to Lender of payment of all Required Repairs applicable to such Individual Property and, if requested by Lender, waivers of liens and/or a title search of the Property or an endorsement to the mortgagee’s title insurance policy), so long as no Event of Default is then continuing, Lender shall disburse to Borrower all remaining Required Repair Funds allocated to such Individual Property as set forth on Schedule IV hereof. Upon the payment in full by Borrower of all sums evidenced by the Note and secured by the Security Instruments and release by Lender of the Liens of the Security Instruments, Lender shall disburse to Borrower all remaining Required Repair Funds, if any.

Section 7.2.	Tax and Insurance Escrow Fund.

Borrower shall deposit with Lender on each Payment Date (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (all such amounts in (a) and (b) above, collectively the “Tax and Insurance Escrow Fund”).  The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  So long as no Event of Default is continuing, Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1 hereof, respectively.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1 hereof, respectively, then Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  In allocating such excess, Lender may interact with the Person shown on the records of Lender to be the owner of the Properties.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in clauses (a) and (b) of the first sentence of this Section 7.2, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3.	Replacements and Replacement Reserve Fund.

7.3.1 Deposits to Replacement Reserve Fund.

Borrower shall pay to Lender on each Payment Date $3,789.41 (the “Replacement Reserve Monthly Deposit”) for replacements and repairs required to be made to the Properties (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and, following such reassessment, may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Properties.

7.3.2 Disbursements from Replacement Reserve Account.

(a) Lender shall make disbursements from the Replacement Reserve Account to reimburse Borrower only for the costs of the Replacements.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property or for costs which are to be reimbursed from the Required Repair Fund.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account with respect to an Individual Property in excess of the amount allocated for such Individual Property as set forth on Schedule VII hereof.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to reimburse Borrower for the actual approved costs and Replacements upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e)) as determined by Lender.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which the  disbursement is requested.  With each request Borrower shall certify that, to the best of Borrower’s knowledge, all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which the Replacements are being provided.  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts.  Except as provided in Section 7.3.2(e), each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials.  Any lien waiver delivered hereunder shall conform to the requirements of Applicable Law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract (and if such contract is for work the cost of which exceeds $25,000.00 and Lender has approved in writing in advance such contract), a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Section 7.3 for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Minimum Disbursement Amount.

7.3.3 Performance of Replacements.

(a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other properties similar to the Property in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements with respect to each Individual Property.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect such Individual Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments.  For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become a Lien against any Individual Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of an Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account with respect to each Individual Property in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(i) Before each disbursement from the Replacement Reserve Account with respect to each Individual Property, Lender may require Borrower to provide Lender with a search of title of the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instrument and that title to such Individual Property is free and clear of all Liens (other than the Lien of the related Security Instrument and other Permitted Encumbrances).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements.

(a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender.  Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Sections 7.3.3(c) and 7.3.3(d), or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account.

The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4.	Intentionally Omitted.

Section 7.5.	Operating Expense Account.

During a Cash Sweep Period, Borrower shall submit to Lender not later than the twentieth (20th) day of each calendar month, a statement certified by Borrower in the form required by Lender (i) setting forth those Operating Expenses and Extraordinary Expenses to be paid by Borrower during the following calendar month, (ii) stating that no Operating Expenses or Extraordinary Expenses are more than sixty (60) days past due.  Together with each such request, Borrower shall furnish Lender with bills and all other documents necessary for the payment of the Operating Expenses and/or Extraordinary Expenses which are the subject of such request.  Only those Operating Expenses which are consistent with the Approved Annual Budget, as well as those Operating Expenses and Extraordinary Expenses otherwise approved by Lender in writing in its reasonable discretion, shall be approved for payment and shall be disbursed to the Borrower’s Account on the next Monthly Payment Date

Section 7.6.	Excess Cash Flow Reserve Fund.

7.6.1 Deposits to Excess Cash Reserve Fund.

All amounts deposited pursuant to Section 3.7(b)(x) hereof shall be hereinafter referred to as the “Excess Cash Reserve Fund”.

7.6.2 Withdrawal of Excess Cash Flow Reserve Funds.

The Excess Cash Reserve Fund may be applied by Lender to any other Reserve Fund, as determined by Lender, or held by Lender in the Excess Cash Reserve Account as additional collateral for the Loan.  On the Payment Date occurring immediately after the cessation of a Cash Sweep Period, Lender shall disburse the Excess Cash Reserve Funds then on deposit in the Excess Cash Reserve Account to the Borrower to the account set forth in writing by Borrower, provided that no Cash Sweep Period is then continuing.

Section 7.7.	Reserve Funds, Generally.

(a) Borrower hereby grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the Accounts and in any and all monies now or hereafter deposited in each Reserve Fund and Account as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds and the Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on the Tax and Insurance Escrow Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Losses arising from or in any way connected with the Reserve Funds or the Accounts or the performance of the obligations for which the Reserve Funds or the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and is then continuing.

VIII. DEFAULTS

Section 8.1.	Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment or the payment due on the Maturity Date is not paid when due under the Loan Documents or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable;

(iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender within ten (10) days following request;

(iv) if Borrower transfers or encumbers any portion of any of the Properties in violation of the provisions of Section 5.2.10 hereof or Article 7 of the Security Instruments;

(v) if any representation or warranty made by Borrower, Principal, or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Principal, Guarantor or any other guarantor or indemnitor under any guaranty or indemnity, respectively, issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Guarantor or any other guarantor or indemnitor under any guarantee or indemnity, respectively issued in connection with the Loan or if Borrower, Principal, Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower violates or does not comply in all material respects with any of the provisions of Sections 5.1.17 or 5.2 hereof;

(x) if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xi) if Borrower or Principal, if applicable, violates or otherwise does not comply with any of the provisions of Section 4.1.36 hereof;

(xii) if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days;

(xiii) if any federal tax lien or state or local income tax lien is filed against Borrower or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within forty-five (45) days after same is filed;

(xiv) if (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or a Governmental Plan or its assets constitute Plan Assets; or (C) Borrower consummates a Prohibited Transaction or Prohibited Governmental Transaction;

(xv) [intentionally omitted];

(xvi) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;

(xvii) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property whether it be superior or junior in lien to the related Security Instrument;

(xviii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xix) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xx) if there shall be a default under the Security Instruments or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxi) if there shall occur an “Event of Default” specifically identified in other Sections of this Agreement or in any of the other Loan Documents; or

(xxii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2.	Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property or any other Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Individual Property or Collateral, and Lender may seek satisfaction out of all of the Properties or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c) Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3.	Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX. SPECIAL PROVISIONS

Section 9.1.	Sale of Notes and Securitization.

(a) Lender shall have the right, at any time, (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein) and any or all servicing rights with respect thereto, (ii) to grant participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or pooled asset securitization.  Each of the transactions referred to in clauses (i), (ii) and (iii) above shall each hereinafter be referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.”  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b) If requested by Lender, Borrower and Guarantor shall assist Lender, once during the term of the Loan (or otherwise at Lender’s cost and expense) in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transaction, including, without limitation, to:

(i) provide such financial and other information with respect to the Properties, Borrower, Guarantor and Manager (if any), (ii) provide budgets relating to the Properties and (iii) to perform or permit or cause to be performed or permitted site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(ii) if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Properties, Borrower, Guarantor, Principal and their respective Affiliates and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor and Principal and their respective Affiliates (including, without limitation, such revisions as are necessary to comply with the provisions of Section 4.1.36 hereof), which counsel, opinions and organizational documents shall be satisfactory to Lender and the Rating Agencies;

(iii) if required by the Rating Agencies, deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies;

(iv) execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the applicable Secondary Market Transaction; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (v) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan;

(v) if Lender elects, in its sole discretion, prior to or upon a Secondary Market Transaction, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities, Borrower and Guarantor agree to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same.  The Note or its components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate;

(vi) make such representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Properties, Borrower, Guarantor, and the Loan Documents as are customarily provided in such transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and

(vii) supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulation AB of the federal securities law, if applicable.

(c) All reasonable third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s or Guarantor’s complying with requests made under this Section 9.1 shall be paid by Borrower or Guarantor.

Section 9.2.	Securitization Indemnification.

(a) Borrower and Guarantor understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Guarantor will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower and Guarantor agree to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or term sheets, as applicable, including without limitation, the sections entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Barclays Bank PLC (“Barclays”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Barclays Group”), and Barclays, each of its directors and each Person who controls Barclays within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Barclays Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections described in clause (A) above, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Barclays Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Barclays Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower. Guarantor will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower and Guarantor in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower and Guarantor, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to the Properties.  This indemnification will be in addition to any liability which Borrower and Guarantor may otherwise have.  Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Guarantor or their respective Affiliates if Borrower and Guarantor do not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower and Guarantor  agree to indemnify (i) Lender, the Barclays Group and the Underwriter Group for Liabilities to which Lender, the Barclays Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Barclays Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Barclays Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Barclays’s and Borrower’s and Guarantor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender, Borrower and Guarantor hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f) Notwithstanding any other provision of this Section 9.2, Borrower and Guarantor shall have no liability for information that was not prepared by or delivered to Lender on behalf of Borrower and/or Guarantor or reviewed by Borrower and/or Guarantor in connection with the Securitization.

(g) The liabilities and obligations of Borrower, Guarantor and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3.	Servicer.

At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”.  Borrower shall be responsible for any set-up fees, or any other initial costs relating to the appointment of any Servicer, provided, however, that Borrower shall not be responsible for payment of the monthly servicer fee due to Servicer. Notwithstanding the foregoing, Borrower shall pay (i) all consent, review and processing fees of Servicer and any related third party costs, (ii) any liquidation fees that may be due Servicer in connection with the exercise of any or all remedies permitted under the Loan Documents, (iii) any workout fees and special servicing fees that may be due to Servicer, which fees may be due on a period or continuing basis and (iv) the costs of all property inspection and/or appraisals of the Property (or any updates to any existing inspection or appraisal) (all such fees, collectively, the “Servicing Fee”).

Section 9.4.	Exculpation.

(a) Except as otherwise provided herein, in the Security Instruments or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instruments by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instruments, the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instruments and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instruments, agrees that it shall not, except as otherwise provided herein or in the Security Instruments, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instruments or the other Loan Documents.  The provisions of this Section 9.4 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instruments or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instruments; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instruments, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignments of Leases; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instruments or Sections 4.1.10, 4.1.30, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against any Individual Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instruments; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs arising out of or in connection with the following: (i) intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instruments, or the other Loan Documents; (ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of a Default or Event of Default; (iii) Borrower’s misapplication or misappropriation of Security Deposits or Rents; (iv) Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof), charges for labor or materials or other charges that can create a Lien on the Properties; (vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Individual Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of waste or arson by Borrower, or Principal or any Affiliate thereof or by Guarantor; (viii) any fees or commissions paid by Borrower to Principal or any Affiliate of Borrower, Principal or Guarantor in violation of the terms of this Agreement, the Note, the Security Instruments or the other Loan Documents; (ix) Borrower’s failure to comply with the provisions of Sections 5.1.8 or 5.1.19 hereof; (x) criminal acts of Borrower, Principal, any Guarantor, any Affiliate of Borrower, Principal, or any Guarantor, or any of their respective agents or representatives resulting in the seizure, forfeiture or loss of any Individual Property; (xi) the removal or disposal of any portion of any Individual Property after an Event of Default; (xii) without the prior written consent of Lender as required pursuant to the Loan Documents, Borrower entering into any amendment, modification or termination of any Lease; (xiii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Loan Documents concerning Environmental Laws and Hazardous Substances and any indemnification of Lender with respect thereto in any Loan Document; (xiv) Borrower’s failure to pay all transfer and recording taxes due to any Governmental Authority in the event of a foreclosure of any Individual Property, deed in lieu or other transfer of any Individual Property to Lender or Lender’s designee; (xv) Borrower’s failure to cooperate in transferring any Licenses requested by Lender in connection with any foreclosure of any Individual Property, deed in lieu or other transfer of any Individual Property to Lender or Lender’s designee; or (xvi) Borrower’s, Principal’s, any Guarantor’s, or any Affiliate of Borrower’s, Principal’s or any Guarantor’s  delay, interference with or frustration of, or failure to cooperate with, Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event that (i) Borrower defaults under Article III, or any of Sections 4.1.36, 5.1.10 or 5.2.10 hereof or Article 7 of the Security Instruments, or in the event of Principal’s default under Section 4.1.36 hereof; (ii) a Bankruptcy Event occurs, (iii) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering any Individual Property; (iv) Borrower or its Affiliates commit fraud in connection with the execution and delivery of this Agreement, the Note, the Security Instruments or the other Loan Documents, (v) Borrower or any of its Affiliates contests or opposes any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay following the occurrence of a Bankruptcy Event; or (vi) the first (1st) full Monthly Debt Service Payment Amount is not paid when due.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instruments or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instruments and the other Loan Documents.

Section 9.5.	Mezzanine Financing.

In connection with any Securitization of the Loan, Lender shall have the right at any time to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”).  The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s).  In effectuating the foregoing, the Mezzanine Lender will make a loan to the Mezzanine Borrower(s)); Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Mortgage Loan.  The Mortgage Loan and the Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents except as follows:

(a) Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s), (ii) the initial weighted average interest rate of the Mortgage Loan and the Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s) and (iii) the initial debt service payments on the Mortgage Loan note and the Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s).  The Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).

(b) Mezzanine Borrower(s) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Borrower.  The direct equity holder(s) of Mezzanine Borrower(s) (such holder(s) the “Second Level SPE”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mezzanine Borrower.  The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Borrower and Mezzanine Borrower.

(c) Mezzanine Borrower, Second Level SPE and Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions; (ii) the modification of organizational documents and Loan Documents; (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Mezzanine Loan(s); (iv) execute such other documents reasonably required by Lender in connection with the creation of the Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date hereof in connection with the Loan; (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Mezzanine Loan(s) and amendments to the Mortgage Loan; and (vi) deliver an “Eagle 9” or equivalent UCC title insurance policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Mezzanine Loan.

All reasonable third party costs and expenses incurred by Lender, Borrower or Guarantor in connection with Borrower’s or Guarantor’s complying with requests made under this Section 9.5, including, without limitation, UCC insurance premiums, shall be paid by Lender.

It shall be an Event of Default under this Agreement, the Note, the Security Instruments and the other Loan Documents if Borrower, Guarantor, Mezzanine Borrower, Second Level SPE fails to comply with any of the terms, covenants or conditions of this Section 9.5 after expiration of ten (10) Business Days after notice thereof.

Section 9.6.	Contributions and Waivers.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.6 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 9.6, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 9.6.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Properties to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of the Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution.  In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 9.6 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 9.6 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in Cash.  Nothing contained in this Section 9.6 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i) Each Borrower waives:

(A) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B) the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G) presentment, demand, protest and notice of any kind;

(H) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I) any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J) any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party.

(j) Each Borrower waives:

(A) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B) all rights and defenses that Borrower may have because any of Debt is secured by real property.  This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law;

(D) any rights of Borrowers of subrogation, reimbursement, indemnification, and/or contribution against any other Borrower or any other person or entity, and any other rights and defenses that are or may become available to any Borrower or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(E) any rights or defenses that may be available by reason of any election of remedies by any Borrower (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes any Borrower’s subrogation rights, rights to proceed against any other Borrower for reimbursement, or any other rights of Borrowers to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by any Borrower under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United Sates); and

(F) any rights or defenses Borrowers may have because the Obligations are secured by real property or any estate for years.  These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Obligations.

X. MISCELLANEOUS

Section 10.1.	Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2.	Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.  Whenever pursuant to this Agreement or any other Loan Document (a) the Rating Agencies are given any right to approve or disapprove, (b) the confirmation of the Rating Agencies as to no downgrade is required or (c) any arrangement or term is to be satisfactory to the Rating Agencies, the prior written consent of Lender in its sole discretion shall be substituted therefore prior to a Securitization.

Section 10.3.	Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF CALIFORNIA AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS).

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4.	Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5.	Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6.	Notices.

All notices or other written communications hereunder shall be deemed to have been properly given one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, addressed as follows:

If to Borrower:	NetREIT, Inc. 1282 Pacific Oaks Place Escondido, California 92092 Attention: Kathryn Richman

If to Lender:	Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Attention: Michael S. Birajiclian

With a copy to:	Alston & Bird LLP
333 South Hope Street
16th Floor
Los Angeles, California 90071
Attention: Carson M. Leonard, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7.	Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8.	Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9.	Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.	Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11.	Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which Applicable Law, this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which Applicable Law, this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12.	Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13.	Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within fifteen (15) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents or with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Accounts.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.10 or 5.2.8 hereof.

(d) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, (i) any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14.	Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15.	Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16.	No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17.	Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of their Affiliates shall be subject to the prior written consent of Lender, which shall not be unreasonably withheld.  Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written consent of Lender.

Section 10.18.	Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19.	Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20.	Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21.	Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment in full of the Debt.

Section 10.22.	Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23.	Delaware Opinions.

Within two weeks of Closing, Borrower shall deliver to Lender in forms reasonably satisfactory to Lender, opinions from special Delaware counsel opining that, among other things (i) under Delaware law, the bankruptcy or dissolution of the members of Borrower, will not cause the Borrower to be dissolve, and (ii) federal law should not preempt state law concerning the issue of what persons or entities have authority to file a voluntary bankruptcy petition on behalf of the Borrower.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

NETREIT JOSHUA LLC, a Delaware limited liability company

By: NetREIT Inc., a Maryland corporation, its sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO

NETREIT HIGHLAND LLC, a Delaware limited liability company

By: NetREIT Palm, LP, its sole member

By: NetREIT Inc., a Maryland corporation, the General Partner of the sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO

NETREIT SUNRISE LLC, a Delaware limited liability company

By: NetREIT Inc., a Maryland corporation, its sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO
Title:

LENDER:

BARCLAYS BANK PLC, a public company registered in England and Wales

By:
Name:
Title:

WITH RESPECT TO SECTIONS 9.1, 9.2, 9.5 ONLY:

GUARANTOR:

NETREIT INC., a Maryland corporation

By: __________________
Name:
Title:

SCHEDULE I

Properties – Allocated Loan Amounts

SUNRISE – $2,362,873.00

HIGHLAND – $2,474,590.00

JOSHUA - $3,412,537.00

SCHEDULE II

Rent Roll

[ATTACHED]

SCHEDULE III

Organizational Chart of Borrower

SCHEDULE IV

Required Repairs - Deadlines For Completion

None.

SCHEDULE V

Intentionally omitted

SCHEDULE VI

Intentionally omitted

SCHEDULE VII

Replacement Reserve Allocation

EXHIBIT A

Tenant Notice Letter

TENANT DIRECTION LETTER

_______________, 200__

[Addressee]

Re:           Payment Direction Letter for ___________________
___________________________________ (the “Property”)

Dear [______]:

________________________________, a __________________________ (“Borrower”), the owner of the Property, has mortgaged the Property to [_____________________________], a [__________] corporation (together with its successors and assigns, “Lender”) and has agreed that all rents due for the Property will be paid directly to a bank selected by Borrower and approved by Lender.  Therefore, from and after the date hereof, all rent to be paid by you under the Lease between Borrower and you (the “Lease”) should be sent directly to the following address:

[BANK’S ADDRESS]
_____________________________
_____________________________

or by wire transfer to:

Bank:
ABA No.:
Account No.:
Account Name:	__________ Lockbox Account, [_________], as Secured Party

All checks should be made out to “_________________________________”.

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer.  Until you receive written instructions from Lender or Servicer, continue to send all rent payments due under the Lease to _________________.  All rent payments must be delivered to _________________ no later than the day on which such amounts are due under the Lease.

If you have any questions concerning this letter, please contact __________________ of Borrower at ________________ or ______________________ of Lender at ________________ or ________________ of Servicer at ________________.  We appreciate your cooperation in this matter.

BORROWER:

NETREIT JOSHUA LLC, a Delaware limited liability company

By: NetREIT Inc., a Maryland corporation, its sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO

NETREIT HIGHLAND LLC, a Delaware limited liability company

By: NetREIT Palm, LP, its sole member

By: NetREIT Inc., a Maryland corporation, the General Partner of the sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO

NETREIT SUNRISE LLC, a Delaware limited liability company

By: NetREIT Inc., a Maryland corporation, its sole member

By: __________________
Name: Kenneth W. Elsberry
Title: CFO